Exhibit 10.1

June 10, 2014

Jon Snodgres

22 Crest Terrace

Montville, NJ 07045

Re: Employment Agreement

Dear Jon:

This letter agreement (the “Agreement”) sets forth the terms of your employment with Repligen Corporation (the “Company”). This Agreement supersedes any prior oral or written agreements or understandings related to the terms and conditions of your employment.

1. Position. Your position with the Company will be Chief Financial Officer and you will report directly to the Chief Executive Officer of the Company (the “CEO”). This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) without prior written approval from the CEO.

2. Start Date. Your employment will begin on July 14, 2014, unless another date is mutually agreed upon by you and the Company. For purposes of this Agreement, the actual first day of your employment shall be referred to as the “Start Date.”

3. Salary. The Company will pay you a salary at the rate of $320,000 per year (the “Base Salary”), payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Your salary will be subject to periodic review and adjustments at the Company’s discretion.

4. Annual Bonus. You will be eligible to receive an annual performance bonus under the Company’s Executive Incentive Compensation Plan (or such other applicable plan or program adopted by the Company) (the “Bonus Plan”). The Company will target the bonus at up to 50% of the Base Salary. For 2014, the target bonus will be prorated at approximately 23.4% based upon your commencing employment on the date referred to in paragraph 2. The actual bonus percentage is discretionary and will be subject to the Company’s assessment of your performance, as well as business conditions at the Company. The bonus also will be subject to approval by and adjustment at the discretion of the Company’s board of directors or compensation committee and the terms of the Bonus Plan; provided that you shall be eligible for a prorated bonus for 2014 based upon the number of days in 2014 that you work for the Company. The annual performance bonus, if any, shall be paid between January 1st and March 15th of the calendar year following the applicable bonus year. You must be employed on the bonus payment date to earn any part of a bonus.

5. Stock Options and Incentive Grants. The Company shall grant you an incentive stock option to purchase 10,000 shares of the Company’s Common Stock (the “Option Grant”) and a restricted stock unit award for 5,000 shares of the Company’s Common Stock (the “RSU Grant” and collectively with the Option Grant, the “Equity Awards”)) under the Company’s Amended and Restated 2012 Stock Option and Incentive Plan (the “Plan”). The foregoing options shall be issued at an exercise price equal to the fair market value of the Common Stock as determined by the Company’s board of directors on the date of grant (the “Grant Date”). The Equity Awards shall vest and become exercisable in equal annual installments on the first, second, third, fourth and fifth anniversaries of the Grant Date, respectively, and the Equity Awards shall be further subject to the terms and conditions set forth in the Plan and the Company’s associated Incentive Stock Option Agreement and Restricted Stock Unit Award Agreements. In addition, you will be eligible to receive additional incentive equity awards under the Company’s executive incentive plans or programs (such plan or program, an “LTI Plan”). The Company will target the value of any such awards at an aggregate value of 50% of your total target compensation (presently estimated to be $240,000) in 2015. Any actual awards under a LTI Plan (“LTI Awards”) are discretionary and will be subject to the Company’s assessment of your performance, as well as business conditions at the Company. Any LTI Awards will be subject to approval by and adjustment at the discretion of the Company’s board of directors or compensation committee and the terms of any applicable LTI Plan. As with the Bonus, the Company expects to review your job performance on an annual basis and will discuss with you the criteria which the Company will use to assess your performance for LTI Plan purposes. The Company also may make adjustments in the targeted amount of any LTI Awards.

6. Benefits. You will be eligible to participate in the employee benefits and insurance programs generally made available to the Company’s full-time employees which currently include health, life, short and long-term disability and a 401(k) plan. Details of these benefits programs, including mandatory employee contributions, and, if applicable, waiting periods, will be made available to you when you start. You will also be eligible for up to 20 days of Paid Time Off per year (vacation/personal time) which shall accrue on a prorated basis, in accordance with the Company’s vacation policy as in effect from time to time.

7. Relocation. The Company will provide you with up to $75,000 to be used in connection with your relocation of your principal residence from New Jersey to Massachusetts (“Relocation Amount”). Acceptable uses of the Relocation Amount include moving expenses and other reasonable move-related items (collectively “Relocation Expenses”), or other documented associated with buying or selling your home. Appropriate supporting documentation (i.e., itemized receipts) of the Relocation Expenses must be submitted within 45 days after the Relocation Expenses were incurred and prior to reimbursement. The Company will determine in its reasonable judgment what, if any, of your reimbursed Relocation Expenses are for nondeductible expenses in accordance with applicable law and will comply with associated withholding and tax reporting obligations. In the event that, at any time within 12 months from your Start Date, you resign or you are terminated by the Company for Cause you agree to reimburse the Company for the portion of the Relocation Amount paid to you under this provision. In the event that, at any time after 12 months but before 24 months from your Start Date, you resign or you are terminated by the Company for Cause you agree to reimburse the Company for fifty percent (50%) of the Relocation Amount paid to you under this provision.

8. At-will Employment, Severance. Your employment is “at will,” meaning you or the Company may terminate it at any time for any or no reason at which time you will be entitled to Accrued Obligations, defined as (1) the portion of your Base Salary that has accrued prior to any termination of your employment with the Company and has not yet been paid, (2) an amount equal to the value of your accrued unused vacation days and (3) the amount of any expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed and to no other compensation, provided, however, in the event the Company terminates your employment without Cause (as defined below), in addition to the Accrued Obligations, the Company shall provide to you the following termination benefits (the “Termination Benefits”):

(i) continuation of your base salary for a period of 6 months at the rate then in effect in accordance with the terms of the Company’s standard payroll schedule (solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, each payment is considered a separate payment (“Salary Continuation Payments”)); and

(ii) continuation of group health plan benefits for a period of 6 months to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the date of termination.

(iii) full vesting of 50% of the then unvested Equity Awards, provided that you shall have with 90 days from such termination to exercise the Option Grant.

Notwithstanding anything to the contrary in this Agreement, you shall not be entitled to any Termination Benefits unless you first (i) enter into, do not revoke, and comply with the terms of a separation agreement in a form acceptable to the Company which shall include a release in favor of the Company and related persons and entities (the “Release”); (ii) resign from any and all positions, including, without implication of limitation, as a director, trustee, and officer, that you then hold with the Company and any affiliate of the Company; and (iii) return all Company property and comply with any instructions related to deleting and purging duplicates of such Company property. The Salary Continuation Payments shall commence within 60 days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Salary Continuation Payments shall begin to be paid in the second calendar year. All compensation and benefits payable to you, other than the Termination Benefits, shall terminate on the date of termination of your employment.

9. Representation Regarding Other Obligations. This offer is conditioned on your representation that your employment by and rendering of services to Repligen Corporation as its Chief Financial Officer shall not constitute a violation of any noncompete agreement between you and any other organization, including Maquet Cardiovascular LLC. If you have entered into any agreement that may restrict your activities on behalf of the Company, please provide the CEO with a copy of such agreement as soon as possible. You also represent that you have not violated, and covenant that you will not violate, any other obligation to any previous employer or any other party, including that you have not used and will not use or disclose any trade secret or other proprietary right of any previous employer or any other party.

10. Definitions. For purposes of this Agreement:

“Cause” means (i) conduct constituting a material act of misconduct in connection with the performance of your duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) non-performance of your duties hereunder (other than by reason of your physical or mental illness, incapacity or disability) or repeated violations of your material responsibilities and material duties as determined in good faith by the Company and which has continued for more than 30 days following written notice which notice shall specify in reasonable detail the performance problems and the actions required to cure such performance problems; (iv) a breach by you of any of the material provisions contained in any other written agreement by and between you and the Company that, if cureable, is not cured within thirty (30) days after the Company notifies you in writing that it believes you have materially breached your obligations under this Agreement, which notice shall specify in reasonable detail such breach and the actions required to cure such breach; (v) a material violation of any of the Company’s written employment policies as applied to other employees in the Company which has continued for more than 30 days following written notice which notice shall specify in reasonable detail such violation and the actions required to cure such violation; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

11. Taxes; Section 409A. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its board of directors related to tax liabilities arising from your compensation. Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-l(h). The Company and you intend that this

Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

12. Interpretation, Amendment and Enforcement. This Agreement and the Equity Documents, as modified herein, constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business.

14. Other Terms. Your employment with the Company will be on an “at will” basis. In other words, you or the Company may terminate your employment for any reason and at any time, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s benefit plans and personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company.

In addition, this offer is subject to satisfactory background and reference checks. As with all employees, our offer to you is also contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States. You also will be required to sign, as a condition of your employment, the Company’s standard form of restrictive covenant agreement.

We are excited about the prospect of having you join the Company. We look forward to receiving a response from you within one week acknowledging, by signing below, that you have accepted this Agreement.

Very truly yours,

By:	/s/ Walter C. Herlihy
Name:	Walter C. Herlihy

Title:	President and Chief Executive Officer

I have read and accept this employment offer:

By:	/s/ Jon Snodgres
Name:	Jon Snodgres

Dated:	June 10, 2014

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